EXHIBIT 99

Granite City Food & Brewery Ltd. Expects $1 Million in Permanent Annual Lease Reductions

MINNEAPOLIS (August 26, 2010) — Granite City Food & Brewery Ltd. (NASDAQ: GCFB) today announced that its current lease negotiations with various landlords are expected to result in approximately $1.0 million of permanent annual lease reductions.

“I am pleased that our discussions have progressed so well over the past few weeks,” commented Steven J. Wagenheim, the Company’s Chief Executive Officer and President. “We are grateful to our landlords for their willingness to work with us and we have a great deal of gratitude to Don Dunham and all the other landlords who have participated in this process. We are hopeful that our other landlord partners will work with us to gain additional permanent reductions in our lease payments and further solidify the Granite City concept in all of our markets.”

Although discussions are ongoing and a number of contingent issues need to be completed, the Company has received favorable indications from various landlords that the permanent lease reductions will be approximately $1.0 million per year based on 2011 rent obligations. These arrangements are subject to the Company and the landlords entering into definitive lease amendments. The Company will continue to engage its other landlords in discussions about additional permanent rent reductions.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, our ability to avoid lease terminations and other material adverse consequences despite withholding rent from certain of our landlords during rent negotiations, and the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2010, as amended by the risks and uncertainties described in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676